Exhibit 99.2

Philip Morris International Inc.
2013 First-Quarter Results Conference Call
April 18, 2013

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2013 first-quarter results. You may access the release on our web site at www.pmi.com.

(SLIDE 2.)

During our call today, we will be talking about results for the first-quarter of 2013 and comparing them to the same period in 2012, unless otherwise stated. References to volumes are to PMI shipments. Industry volume and market shares are the latest data available from a number of internal and external sources. Organic volume refers to volume excluding acquisitions. Net revenues exclude excise taxes. Operating Companies Income, or “OCI”, is defined as operating income before general corporate expenses and the amortization of intangibles.

You will find data tables showing adjustments to net revenues and OCI, for currency, acquisitions, asset impairment, exit and other costs, free cash flow calculations, and adjustments to earnings per share, or “EPS”, as well as reconciliations to U.S. GAAP measures, at the back of this presentation, which is also posted on our web site.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Jacek Olczak, Chief Financial Officer.

Jacek.

JACEK OLCZAK

(SLIDE 4.)

Thank you Nick, and welcome ladies and gentlemen.

We had a relatively sound start to the year when one considers the difficult comparison with a very strong first quarter last year. Our business fundamentals continue to be solid and we have good momentum in key markets and segments.

In February, we provided a reported diluted EPS guidance for 2013 of $5.68 to $5.78. We see no reason to change our guidance today due to business factors. However, we have witnessed increased currency volatility and in particular a weakening of the EURO and the Yen due to the economic crisis in Europe and changes in economic policy in Japan. Consequently, at prevailing exchange rates, we now forecast a full-year unfavorable currency impact of approximately 19 cents per share rather than the 6 cents included in our previous guidance.

Our revised reported diluted EPS guidance for 2013 is therefore $5.55 to $5.65, compared to $5.17 in 2012. This reflects a growth rate, excluding currency, of approximately 10% to 12%, compared to our adjusted diluted EPS of $5.22 in 2012, matching the growth rate that we announced in February. This is fully in line with our mid to long-term currency-neutral annual growth target, highlighting the continued strength of our underlying business model and the robustness of our growth algorithm.

(SLIDE 5.)

Let me now take you through our first-quarter results and provide you with our outlook for some of our key markets.

Organic volume in the first quarter was down by 2.1%, excluding the Philippines. This reflects three main factors. First, we had a difficult comparison with a very strong first quarter last year when organic volume grew by 5.3% year-on-year, helped by the leap-year. Second, there was a reversal of trade inventory build-ups that took place in several markets during the fourth quarter of 2012 ahead of expected tax and price increases. This particularly impacted Turkey. Third, cigarette markets in the EU Region continue to be influenced by the economic crisis and high unemployment levels.

I would nevertheless like to highlight the fact that, excluding the Philippines, we achieved organic volume growth this quarter in the Asia and EEMA Regions. Furthermore, excluding the Philippines, we continue to expect to achieve organic volume growth on a global basis, for the full-year 2013.

(SLIDE 6.)

The decline in our volume and the overall difficult comparisons with the prior year impacted our financial results in the first quarter of this year. Net revenues and adjusted OCI were up by 3.2% and 2.9%, respectively, excluding currency and acquisitions. Despite this, our adjusted diluted EPS performance excluding currency was solid with growth of 8.8%.

(SLIDE 7.)

Pricing continues to be the key driver of our income performance. Our pricing variance in the first quarter reached $531 million, significantly higher than that achieved during the same quarter last year.

Since October, we have notably increased prices in Argentina, Australia, Brazil, France, Mexico, the Netherlands, the Philippines, Poland, Russia, Saudi Arabia, Serbia, Spain, Turkey, Ukraine and the UK. Furthermore, last week, we announced new prices in Germany.

The favorable pricing environment is backed by the strength of our broad brand portfolio and supported by an excise tax environment which, with the exception of the Philippines, has been rational and characterized by structural improvements.

(SLIDE 8.)

Our market share growth momentum continued in the first quarter with gains in three of our four Regions and the Asia Region essentially stable, excluding the Philippines.

(SLIDE 9.)

Marlboro volume, excluding the Philippines, was down by 2.2% in the first quarter, driven by cigarette industry volume declines in the EU. Nevertheless, Marlboro’s market share increased or was essentially stable in all four Regions, excluding the Philippines. Marlboro achieved notable share gains of 0.7 and 0.8 points, respectively, in the EU and the Latin America & Canada Regions during the quarter.

(SLIDE 10.)

Our above-premium Parliament continues to show great momentum, with a volume increase in the quarter of 5.4%, this despite the trade inventory reversal in Turkey. Parliament continued to gain share in its key markets of Kazakhstan, Russia, Turkey and Ukraine, while making further inroads in the Middle East.

(SLIDE 11.)

L&M volume increased by 4.3% in the first quarter of this year, driven by its positive momentum in the EEMA Region and a resilient share performance in the EU Region. Three markets stand out, namely Egypt, Russia and Saudi Arabia. We are particularly pleased by L&M’s renewed growth in Russia.

(SLIDE 12.)

Let me now review what is happening in key geographies.

The situation in the EU has attracted considerable attention given the Region’s high level of profitability and the depth and duration of the economic crisis. Consumer products companies have been suffering as average unemployment levels reached double digits and continue to grow.

The key driver of our 10.1% decline in cigarette volume in the EU Region during the first quarter was the decrease in industry volume of 10.5%, with a particularly steep decline in southern European markets. This decline was exacerbated by unfavorable trade inventory movements and fewer selling days. Let me also remind you that the first quarter was the strongest for cigarette industry volume in the Region last year.

While overall tobacco consumption levels remain fairly stable, there continues to be down-trading to cheaper fine cut propositions and to illicit trade. Fine cut industry volume increased by 2.1% in the first quarter, while the latest EU-wide study indicates that the level of illicit trade has climbed to 11.1% from 10.4% a year earlier.

Taking the distortions of the first quarter into consideration and based on our analysis of current expectations for the remaining three quarters, we continue to forecast that cigarette industry volume for the full-year 2013 in the EU Region should decline broadly in line with last year.

(SLIDE 13.)

We are encouraged by our market share gains in the EU Region. Our share was up by 0.7 points to 38.1%, though I should mention that this was partially flattered by the impact of competitive trade inventory movements.

We gained share in our five most important EU cigarette markets, namely Italy, Poland, France, Germany and Spain. We also gained share in some of the smaller markets, such as Finland, the Netherlands and Hungary, while market share declined notably in Greece, the Baltics, Denmark and Portugal.

(SLIDE 14.)

Our four key brands continued to perform well, highlighting our strong business fundamentals. However, our volume was hampered by the prevailing very weak economic conditions.

Marlboro’s Regional share increased in the first quarter by 0.7 points to 18.7% as the brand performed well in its five largest markets. L&M’s share was stable at 6.6%. Chesterfield’s share was up by 0.2 points to 3.7%, driven by geographic expansion and markets such as Austria, Portugal and Spain. Finally, the Philip Morris brand gained 0.3 points to reach 1.9%, thanks to its continued growth momentum in France and the success of Philip Morris Selection in Italy.

(SLIDE 15.)

While the overall growth of the fine cut category slowed down in the first quarter, we again outperformed the competition with an in-market sales volume increase of 7.6%. We are continuing to successfully roll out fine cut variants of our leading cigarette brands, Marlboro, L&M and Chesterfield, into new markets. As a result, we increased our category share by 0.7 points to 14.1% and captured 48% of the additional industry volume.

(SLIDE 16.)

Let me now focus on two of the most important markets in the EU Region, namely Italy and Germany.

The economic downturn in Italy has been severe with a decrease in real GDP of 2% last year and a consequent increase in unemployment from 10.1% in February 2012 to 11.6% a year later. This has resulted in a decline in consumer purchasing power, which, we believe, was the main driver of the 9.5% decrease in cigarette industry volume in the first quarter of this year. The second important factor has been an increase in illicit trade, the incidence of which doubled year on year. The fine cut category, meanwhile, no longer grew following the reduction in the excise tax and price differential with cigarettes that took place in the middle of last year.

We believe that the rate of decline of cigarette industry volume in Italy should moderate during the remainder of the year. However, this is contingent upon the elimination of the previously planned July VAT increase.

The underlying fundamentals of our business in Italy remain strong. Our cigarette market share grew by 0.6 points in the quarter to 53.2%, as the continued momentum of Marlboro and the success of Philip Morris Selection in the international low-price segment more than offset the decline of Merit and Diana. We are also continuing to gain share in the fine cut category, with an increase of 3.3 points in the first quarter to 30.5%, thanks notably to the successful recent launch of Marlboro fine cut.

(SLIDE 17.)

The German market was distorted in the first quarter by the leap year effect, trade inventory movements and an increase in border sales. While cigarette industry volume was 6.6% lower in the quarter, we estimate that the underlying decline was a more moderate 2.8%. During this period, fine cut industry volume increased by 1.2%. The German economy continues to be resilient with low unemployment, and this has translated into more robust overall tobacco market trends including a recovery in the premium cigarette segment.

Our business is in good shape with our cigarette market share slightly higher at 36.1%. Marlboro grew by 1.5 points in the quarter to 22.3% and achieved its highest cigarette share since the fourth quarter of 2009. This confirms the positive response to our new Marlboro initiatives. While L&M’s cigarette share declined by 0.7 points to 10.5%, this reflected timing issues as the brand’s share is sequentially stable. Importantly, we have consolidated our leading position among Young Adult Smokers, with a 20% share for L&M and a 17% share for Marlboro.

Last week, we announced to the trade an increase in our cigarette retail prices of essentially €0.20 per 19 cigarettes across our whole portfolio. This should come into effect at retail in May.

(SLIDE 18.)

I will now turn to Asia, where we are continuing to strengthen our business. Organic volume grew by 2.8%, excluding the Philippines, during the first quarter. Indonesia was a key contributor.

(SLIDE 19.)

Our cigarette volume increased by 4.9% in Indonesia during the first quarter of 2013. We again achieved a strong share performance, with a gain of 1.4 points to 36.3%. As anticipated, the rate of growth has moderated as certain brands are being impacted by the crossing of key price thresholds, in line with our strategy of regular price increases. Our share gains were driven by the continued strong performance of premium Sampoerna A, which was up by 0.8 points, and by mid-price U Mild, which was up by 1.2 points. Marlboro meanwhile expanded its share of the “white” (non-kretek) segment by 4 points to 75%.

Industry volume was up only slightly during the quarter, after a 13.9% surge in the same period last year. For the full year, we are forecasting a growth rate of around 5-6%, in line with the current 12-month moving average. The resilience of the Indonesian economy, continued improvements in consumer purchasing power and the growth of the adult population underpin the continued industry volume expansion.

(SLIDE 20.)

In Japan, cigarette industry volume decreased by 3.2% during the first quarter and we forecast an underlying decline of around 2% for the full year, in line with recent trends in adult smoking incidence. Our shipment volume increased by 6.9%, reflecting favorable distributor inventory movements.

Intense competitive product and marketing activities, notably around Japan Tobacco’s morphing of Mild Seven into Mevius, particularly impacted Lark and the Philip Morris brand. Consequently, PMI reached a first quarter market share of 27.5%, 0.2 points below that of the last quarter of 2012. Marlboro meanwhile maintained its share. We believe that the recent launch of Lark Ice Mint 5 and 1, a natural mint 100mm product, and the planned launch in May of Marlboro W-Burst 5, an innovative double capsule menthol product, should enable us to resume a more positive share trend.

(SLIDE 21.)

In the Philippines, the disproportionate tax increase that took place in January has, as expected, caused significant market disruption. In January, we increased our recommended retail prices of key brands by 60% to 70%. However, the price of individual cigarettes, set by the trade, which account for about 70% of total retail sales, increased by a larger amount in numerous outlets.

In the first quarter, our volume declined by 42.5% reflecting the consumer reaction to the higher prices, the prior-year trade inventory build-up and the impact of the new prices on the trade’s working capital requirements. Cigarette industry shipments are estimated, based on Bureau of Internal Revenue data, to have been down by 39%. However, Nielsen consumer off-take and our market research data indicate that cigarette consumption was down significantly less. The difference reflects the aforementioned trade inventory movements and an increase in illicit sales.

In March, we saw a sequential improvement in volume and, provided the government is successful in its efforts to improve excise tax administration, we still believe that industry volume should decline by about 20-25% for the full-year 2013. We expect some share erosion due to aggressive competitor pricing at the bottom end of the market.

(SLIDE 22.)

Let me now turn to the EEMA Region, where we achieved a 1.4% volume growth in the first quarter of the year. This strong result was driven by share gains in Eastern Europe, the Middle East and North Africa and favorable distributor inventory movements in Russia, partly offset by the anticipated reversal of the December trade inventory build-up in Turkey.

(SLIDE 23.)

In Russia, cigarette industry volume declined by about 5.5%. This was due to recent tax-driven price increases of 6 to 7 Rubles a pack, which corresponded to between 9% for Parliament to 22% for Optima. In line with previous years, we expect this decline to moderate once adult consumers adjust to the higher prices. We estimate that the total market will be down by around 3% on a full-year basis.

Our volume increase of 1.8% in the first quarter reflected the timing of shipments to our distributor. Our market share during the first two months of the year was stable at 26.2% with gains from above-premium Parliament, mid-price L&M and low-price Bond Street and Next offset by declines from mid-price Chesterfield and super-low price Optima.

(SLIDE 24.)

Turkey is an example of a market where a strong underlying performance was distorted by specific dynamics in the first quarter of this year. There were significant increases in trade inventory levels in the fourth quarter of 2012 that were reversed following tax-driven price increases at the beginning of 2013. As a result, while cigarette industry volume declined by 11.6% year-on-year, the underlying market showed a slightly positive trend thanks to lower levels of illicit trade. On a full-year basis, we forecast that underlying industry volume should be relatively stable.

Our volume was down by 17.4% in the quarter as we were disproportionately impacted by trade inventory movements. Our market share in the first two months of the year was up slightly to 44.7% as premium Parliament and mid-price Muratti continued their growth momentum, while Lark and L&M lost ground to competitive brands that were priced lower at the bottom end of the market.

(SLIDE 25.)

In conclusion, we expect to deliver strong results again in a very challenging year. We remain confident that, despite another difficult year ahead in the EU Region, we should be able to generate organic cigarette volume growth on a global basis, excluding the Philippines. We expect this year to again achieve the financial targets of our mid to long-term currency-neutral annual growth algorithm.

Our new reported diluted 2013 EPS guidance includes the latest currency rates and is $5.55 to $5.65. This reflects a full-year growth rate of approximately 10% to 12%, excluding currency, compared to our 2012 adjusted diluted EPS of $5.22. I should point out that we foresee our growth will be skewed towards the second half of the year.

We anticipate strong free cash flow growth, excluding currency, in 2013 and we remain committed to generously rewarding our shareholders through attractive dividends and substantial share repurchase programs, while continuing to judiciously invest to reinforce the long-term prospects for our business. In the first quarter, we spent another $1.5 billion in share repurchases and, since March 2008, we have returned a total of over $50 billion to our shareholders and repurchased 24.0% of the shares outstanding at the time of the spin.

(SLIDE 26.)

Thank you. I will now be happy to answer your questions.

(SLIDE 27.)

NICK ROLLI

That concludes our call today. If you have any follow-up questions, please contact the investor relations team here in Switzerland. Thank you for joining us.